Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND
RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Computation of Ratio of Earnings to Fixed Charges
(in millions, except ratios)

		Three Months Ended March 31,	Years Ended December 31,		Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Years Ended December 31,
		2016	2015	2014	2013	2013	2012	2011
		(successor)	(successor)	(successor)	(successor)	(predecessor)	(predecessor)	(predecessor)
Earnings
	(Loss) Income before Income Taxes, Non-Controlling Interests, Dividends on Preferred Shares and Accrued Payment-In-Kind Dividends on Cumulative Preferred Shares	$(116.0)	$(229.3)	$(30.9)	$(201.4)	$26.5	$71.0	$11.3
	add: Fixed Charges	99.6	230.1	42.4	6.0	49.3	52.9	58.0
	Earnings available for payment of fixed charges	$(16.4)	$0.8	$11.5	$(195.4)	$75.8	$123.9	$69.3
Fixed Charges
	Interest Expense	$89.6	$210.7	$36.1	$5.2	$43.4	$45.6	$50.3
(1)	Estimation of Interest Component of Rental Expense (1/3 of rentals)	3.0	7.6	3.7	0.5	3.0	3.2	3.4
	Amortization of Premiums, Discounts and Deferred Financing Fees	7.0	11.8	2.6	0.3	2.9	4.1	4.3
	Total fixed charges	$99.6	$230.1	$42.4	$6.0	$49.3	$52.9	$58.0

(2)	Ratio of Earnings to Fixed Charges	—	—	—	—	1.5	2.3	1.2

(1)	Fixed charges include an estimation of the portion of rental expense that management believes is representative of the interest component.
(2)
The ratio of earnings to fixed charges is not presented for the years that the ratio is less than 1:1. The deficiency of earnings was $116.0 million for the three months ended March 31, 2016 and $229.3 million, $30.9 million and $201.4 million for the years ended December 31, 2015, 2014 and the Period from Inception through December 31, 2013, respectively.

*	Interest on liabilities for uncertain tax positions is recorded as a component of income tax expense and is therefore excluded from the determination of fixed charges.

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(in millions, except ratios)

		Three Months Ended March 31,	Years Ended December 31,		Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Years Ended December 31,
		2016	2015	2014	2013	2013	2012	2011
		(successor)	(successor)	(successor)	(successor)	(predecessor)	(predecessor)	(predecessor)
Earnings
	(Loss) Income before Income Taxes, Non-Controlling Interests, Dividends on Preferred Shares and Accrued Payment-In-Kind Dividends on Cumulative Preferred Shares	$(116.0)	$(229.3)	$(30.9)	$(201.4)	$26.5	$71.0	$11.3
	add: Fixed Charges	99.6	230.1	42.4	6.0	49.3	52.9	58.0
	Earnings available for payment of fixed charges	$(16.4)	$0.8	$11.5	$(195.4)	$75.8	$123.9	$69.3
Fixed Charges
	Interest Expense	$89.6	$210.7	$36.1	$5.2	$43.4	$45.6	$50.3
(3)	Estimation of Interest Component of Rental Expense (1/3 of rentals)	3.0	7.6	3.7	0.5	3.0	3.2	3.4
	Amortization of Premiums, Discounts and Deferred Financing Fees	7.0	11.8	2.6	0.3	2.9	4.1	4.3
	Total fixed charges	$99.6	$230.1	$42.4	$6.0	$49.3	$52.9	$58.0

(4)	Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	—	—	1.5	2.3	1.2

(3)	Fixed charges include an estimation of the portion of rental expense that management believes is representative of the interest component.
(4)
The ratio of earnings to combined fixed charges and preferred stock dividends is not presented for the years that the ratio is less than 1:1. The deficiency of earnings was $116.0 million for the three months ended March 31, 2016 and $229.3 million, $30.9 million and $201.4 million for the years ended December 31, 2015, 2014 and the Period from Inception through December 31, 2013, respectively.

*	Interest on liabilities for uncertain tax positions is recorded as a component of income tax expense and is therefore excluded from the determination of fixed charges.